Contact:	Bob O’Shaughnessy	Tony Pordon
	Executive Vice President and	Senior Vice President
	Chief Financial Officer	248-648-2540
	248-648-2800	tpordon@unitedauto.com
boshaughnessy@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS

BLOOMFIELD HILLS, MI, January 3, 2007 – United Auto Group, Inc. (NYSE: UAG), an international automotive retailer, today announced the executive appointments of Roger S. Penske Jr. to President and Robert O’Shaughnessy to Executive Vice President and Chief Financial Officer.

Mr. Penske Jr. has been with UnitedAuto since 2001 and has over 20 years of automotive-related experience. During this time, Mr. Penske has overseen the growth of both the Central and Eastern Regions of UnitedAuto’s operations in the United States. In this new role, Mr. Penske will assume responsibility for UnitedAuto’s Brand Management Group, which interfaces with the OEMs, and will have oversight of our construction partners in addition to managing the operations of the Eastern Region.

Mr. O’Shaughnessy has been with UnitedAuto since 1997 and has been instrumental in the development and oversight of many areas within the financial organization. In his new role, Mr. O’Shaughnessy will oversee all financial operations on a worldwide basis.

James Davidson, our previous Chief Financial Officer, retired from this position. Mr. Davidson has been with UnitedAuto since 1997. His expertise and dedication to the growth and stability of UAG has made an enormous contribution to the organization. Mr. Davidson will remain a part-time employee of ours assisting with certain areas of our finance operations.

UnitedAuto also announced today that Central Region Executive Vice President Whitfield Ramonat will assume the responsibility for our Financial Services organization and field training initiatives along with his current role in managing operations for the Central Region. Also, George Brochick, Executive Vice President of Western Operations, will assume the additional responsibility for managing the operations of our Mexico-based dealerships.

All appointments are effective immediately.

Commenting on the executive appointments, Chairman Roger S. Penske said, “Over the last several years these individuals have assumed increasing levels of responsibility and have significantly contributed to the growth and profitability of UnitedAuto. Their experience, knowledge and leadership roles will provide a solid foundation for the future growth and success of UnitedAuto.”

About UnitedAuto
United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 315 retail automotive franchises, representing 41 different brands, and 26 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 167 franchises in 19 states and Puerto Rico and 148 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 1000, and has over 15,000 employees.

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